Exhibit 4.11

Amendment No. 1 to the

Amended and Restated
WARRANT AGREEMENT
dated July 26, 2001 (which was effective as of August 31, 2001), which amended and restated that certain
Amended and Restated Warrant Agreement dated December 12, 2000, which amended and restated
the Warrant Agreement dated as of June 1, 2000,
as amended as of August 9, 2000

Between

ISONICS CORPORATION

AND

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED WARRANT AGREEMENT between ISONICS CORPORATION and CONTINENTAL STOCK TRANSFER & TRUST COMPANY dated as of July 26, 2001 (the “Warrant Agreement”) is entered into this 10th day of June 2005 effective as of June 17, 2005.  Capitalized terms used herein, but not defined shall have the meanings ascribed to such terms in the Warrant Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to the Warrant Agreement, the Class B Warrants and the Class C Warrants are scheduled to expire at the close of business on December 31, 2005, unless previously exercised; and

WHEREAS, the parties desire to amend the Warrant Agreement to extend the expiration date of the Class B Warrants and the Class C Warrants to the close of business on December 29, 2006.

NOW, THEREFORE, ISONICS CORPORATION, a California corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the “Warrant Agent”), hereby agree to amend the Warrant Agreement as follows:

1.                                       Paragraph (w) of Section 1 be and hereby is amended in its entirety so that it now reads as follows:

“Warrant Expiration Date” shall mean, unless the Warrants are redeemed as provided in Section 9 hereof prior to such date, 5:00 p.m. (New York time): (i) with respect to the Class B Warrants, on December 29, 2006, and (ii) with respect to the Class C Warrants, on December 29, 2006, or if earlier, the Redemption Date as defined herein, whichever date is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks located in the State of New York are authorized to close, then 5:00 p.m. (New York time)on the next following day which, in the State of New York, is neither a holiday nor a day on which such banks are authorized to close. Upon prior written notice to the Registered Holders, the Company (in its sole discretion) shall have the right to extend the Warrant Expiration Date.”

2.                                       Exhibit “A” to the Warrant Agreement is hereby modified to conform with the extension of the expiration date of the Class B Warrants and the Class C Warrants to and including December 29, 2006.

3.                                       Except as modified herein, the terms and conditions of the Warrant Agreement shall remain in full force and effect.

4.                                       This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

ATTEST:		ISONICS CORPORATION

By:	/s/ John V. Sakys	By:	James E. Alexander
John V. Sakys, Secretary		James E. Alexander, President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ William Seegraber
Name:	William Seegraber
Title: Vice President